Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Chris Jakubik (Investors)
	847-646-4538	847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS ANNOUNCES AGREEMENT TO SELL PIZZA BUSINESS TO NESTLÉ

Divestiture Enables Company to Focus on Brands and Categories

that Leverage Its Global Scale More Effectively

NORTHFIELD, Ill., Jan. 5, 2010 – Kraft Foods (NYSE: KFT) today announced that, after several months of discussions, it has agreed to sell the assets of its North American pizza business to Nestlé for a total consideration of $3.7 billion. The company estimates that its pizza business generated 2009 net revenues of $1.6 billion under U.S. Generally Accepted Accounting Principles.

The sale, which is subject to customary conditions including regulatory clearances, includes the DiGiorno, Tombstone and Jack’s brands in the United States, the Delissio brand in Canada and the California Pizza Kitchen trademark license. It also includes two Wisconsin manufacturing facilities (Medford and Little Chute) and the right to take on the leases for the pizza depots and delivery trucks. Kraft Foods anticipates that approximately 3,400 employees will transfer with the business to Nestlé. The transaction is expected to close in 2010.

“Selling this business now not only delivers an attractive return for our shareholders, but enables us to better focus our resources on priority global brands and categories,” said Irene Rosenfeld, Chairman and CEO. “Nestlé is well-positioned to continue building these powerhouse pizza brands, given its strength in frozen foods.”

Rosenfeld continued, “We are grateful for the hard work and dedication of our talented employees who delivered exceptionally strong results in 2009 and have helped us build this into the number one frozen pizza business in North America. We’re confident the business will continue to thrive under Nestlé’s ownership. We wish them much continued success.”

About Kraft Foods

Kraft Foods (www.kraftfoodscompany.com) makes today delicious in 150 countries around the globe. Our 100,000 employees work tirelessly to make delicious foods consumers can feel good about. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Côte d’Or, Lacta and Toblerone chocolates, our brands deliver millions of smiles every day. Kraft Foods (NYSE: KFT) is the world’s second largest food company with 2008 revenues of $42 billion. The company is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

Forward Looking Statements / Safe-Harbor

This press release contains forward-looking statements regarding the proposed sale of our pizza business to Nestlé. The statements include, but are not limited to, statements about the assets included in the sale, that the sale is subject to customary closing conditions including regulatory clearances, the anticipated number of affected employees, the timing of closing and other statements that are not historical facts, which are or may be based on our beliefs, plans, estimates and projections. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in the forward-looking statements. Those factors include, but are not limited to, failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the sale, and the risk factors set forth in our filings with the SEC, including the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

— make today delicious —

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